UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2011

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 8, 2011, indirect, wholly owned subsidiaries of Chesapeake Lodging Trust (the “Company”) entered into an amended and restated loan agreement with Wells Fargo Bank, N.A. to obtain a $130.0 million term loan maturing in July 2014, subject to two one-year extension options that may be exercised subject to certain conditions. All borrowings under the loan are secured by first mortgage liens on the Le Meridien San Francisco and the W Chicago-City Center, and related equipment, fixtures, personal property and other assets. Proceeds from the loan were used to prepay the Company’s previous $60.0 million term loan secured by Le Meridien San Francisco, repay outstanding borrowings under the Company’s revolving credit facility, and for general business purposes, including funding future acquisitions.

The loan bears interest equal to LIBOR, plus 3.65%, subject to a LIBOR floor of 1.00%. Contemporaneous with the closing of the term loan, the Company entered into an interest rate swap to effectively fix the interest rate at 4.65% per annum for the first two years, and an interest rate cap for the third year. In addition, under the amended and restated loan agreement and related documents, the Company and its operating partnership, Chesapeake Lodging, L.P., have guaranteed the timely completion and cost of completion of certain renovation work and all property improvement plans for the hotels and certain other matters under the amended and restated loan agreement and related documentation. The loan agreement and related documents contain representations, warranties, covenants, conditions and events of default customary for multi-property mortgage financings of this type.

A copy of the Company’s press release announcing the financing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Incorporated by reference to the Exhibit Index filed herewith and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2011	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Press release issued July 11, 2011